DocuSign Envelope ID: 046B80B6-6F4D-48DD-9A95-874A29933E95

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULE 30e-3 and RULE 498A

TIAA-CREF Life Insurance Company (the “Insurance Company”), TIAA-CREF Life Funds (the “Trust”), Teachers Advisors, LLC (the “Adviser”) and Nuveen Securities, LLC (the “Distributor”), entered into the certain Participation Agreement dated February 14, 2014, retroactive to May 1, 2012. This amendment (the “Amendment”) to the Agreement is entered into as of December 9, 2020, with an effective date of January 1, 2021, by and among the Company, on its own behalf and on behalf of each segregated asset account of the Company as set forth in the Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, Adviser and Distributor (each, a Party, and, collectively, the “Parties”). Capitalized terms used in the Amendment and not defined herein shall have the meaning as ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement among the Parties, the Insurance Company invests in shares of certain of the Designated Funds of the Trust (the “Portfolios”) as funding vehicles for the Accounts that issue variable annuity contracts and/or variable life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Insurance Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, effective September 30, 2019, Nuveen Securities, LLC became the principal underwriter and distributor of the Trust upon the merger of Teachers Personal Investors Services, Inc. with and into Nuveen Securities, LLC;

WHEREAS, the Insurance Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver shareholder reports of the Designated Funds to Contract owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Insurance Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver shareholder reports of the Designated Funds to Contract owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a statutory prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Designated Portfolios be delivered to Contract owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Designated Portfolio statutory prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Trust documents,

DocuSign Envelope ID: 046B80B6-6F4D-48DD-9A95-874A29933E95

(defined below) be posted and maintained on a website specified on the cover page of the summary prospectus for the Contracts, and Insurance Company intends to host (or hire a third party to host on its behalf) said website; and

WHEREAS, the Insurance Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides the Trust documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Insurance Company, the Trust, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Trust Documents; Website Posting.

(a).      Trust Documents. The Trust and Distributor are responsible for preparing and providing the following documents (the “Trust Documents”) as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).      Deadline for Providing, and Currentness of, Fund Documents.

(i).   The Fund and the Underwriter shall provide the summary prospectus, statutory prospectus, and SAI for the Designated Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Designated Portfolio’s securities and the Contracts.

(ii).   The Trust and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c).      Format of Trust Documents. The Trust and the Distributor shall provide the

DocuSign Envelope ID: 046B80B6-6F4D-48DD-9A95-874A29933E95

Trust Documents to the Insurance Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 and Rule 498A).

(d).      Website Hosting. The Insurance Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and Distributor fulfill their obligations under this Amendment.

(e).      Use of Summary Prospectuses.

(i).      The Insurance Company shall ensure that a summary prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).      The Trust and Distributor shall ensure that a summary prospectus is used for the Designated Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Provision of Trust Documents for Paper Delivery. The Trust and the Distributor shall:

(a).      At their expense, as the Insurance Company may reasonably request from time to time, provide the Insurance Company with sufficient paper copies of the then current Trust Documents, so that the Insurance Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Insurance Company requests shall be fulfilled reasonably promptly, but in no event more than seven (7) business days after the request from the Insurance Company is received by either the Fund or the Distributor.

(b).      Alternatively, if requested by the Insurance Company in lieu thereof, the Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type, or at the request of the Insurance Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trust.

(c).      The Trust and/or the Distributor shall reimburse the Insurance Company for the costs of mailing the Trust Documents to Contract Owners.

3.

Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Designated Portfolio’s expense ratios and investment performance as the Insurance Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Contracts on a timely basis.

4.	Construction of this Amendment; Participation Agreement.

(a).      This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A

DocuSign Envelope ID: 046B80B6-6F4D-48DD-9A95-874A29933E95

(including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the SEC, its staff, courts, or other appropriate legal authorities.

(b).      To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a).      termination of the Agreement; or

(b).      60 days written notice from any Party to the other Parties.

6.

Indemnification. The Parties specifically agree to indemnify and hold each other harmless (and their officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against each another (or their officers, directors, and employees) as a result of any failure by either Party to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

7.	Defined Terms. All references to TPIS in the Agreement are hereby replaced with Distributor in lieu thereof.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

DocuSign Envelope ID: 046B80B6-6F4D-48DD-9A95-874A29933E95

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

TIAA-CREF Life Insurance Company

By:
Print Name: Todd Sagmoe
Title: Vice President

TIAA-CREF Life Funds

By:
Print Name: Bradley Finkle
Title: President

Nuveen Securities, LLC

By:
Print Name: Christopher E Stickrod
Title: Senior Managing Director

Teachers Advisors, LLC

By:
Print Name: Bradley Finkle
Title: Senior Managing Director

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